Exhibit 99.1

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FINAL TRANSCRIPT
May. 08. 2007 / 4:30PM ET, USS - Q1 2007 U.S. Shipping Partners LP Earnings Conference Call

C O R P O R A T E P A R T I C I P A N T S

Paul Gridley
U.S. Shipping Partners LP - Chairman, CEO

Joe Gehegan
U.S. Shipping Partners LP - President, COO

Al Bergeron
U.S. Shipping Partners LP - VP, CFO

C O N F E R E N C E C A L L P A R T I C I P A N T S

John Parker
Jefferies and Company - Analyst

Todd Morgan
CIBC WorldMarkets - Analyst

Wyatt McCormick
Raymond James - Analyst

P R E S E N T A T I O N

Operator

Good day, ladies and gentlemen and welcome to the first quarter 2007 U.S. Shipping Partners LP Earnings conference call. My name is Katina and I will be your coordinator for today.

(OPERATOR INSTRUCTIONS).

I would now like to turn the presentation over to your host for today’s call, Mr. Paul Gridley, Chairman and CEO. Please proceed.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Thank you very much, Katina. Thank you and good afternoon everyone. We’d like to welcome you to our first quarter 2007 earnings conference call. We appreciate you’re joining us today.

I’m Paul Gridley, Chairman and CEO and I have with me today Joe Gehegan, our President and COO and Al Bergeron, our Vice President and CFO.

Following comments by Joe, Al and myself, we’ll be available for questions.

Before I give my remarks, allow me to read the following Safe Harbor Statement.

Today’s conference call contains Forward Looking Statements, which include any statements that are not historical fact.

These statement involve risks and uncertainties, including but not limited to -- insufficient cash from operations; a decline in demand; competition in the industry; adverse developments in the marine transportation business; open ninety phase out requirements; delays or cost over runs in our vessel new building program; and other factors detailed in our annual report on form 10-K and other reports filed with the Securities and Exchange Commission.

If one or more of these risks or uncertainties materialize or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.

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FINAL TRANSCRIPT
May. 08. 2007 / 4:30PM ET, USS - Q1 2007 U.S. Shipping Partners LP Earnings Conference Call

We disclaim any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise, except as required by law.

If you have not yet received a press release issued yesterday, you may find it on our website: www.usslp.com.

While I and Al Bergeron, our CFO, discuss our financial results in detail later in this call, I’d like to begin by saying that we are pleased with the earnings performed to the partnership during the first quarter.

Our net income for the quarter was $5.7 million for $0.31 per basic and diluted limited partnership unit, compared to $4.2 million or $0.30 per basic and diluted limited partnership unit for the quarter ended March 31, 2006.

The financial result for 2007 were favorably impacted by a contract settlement of $3.5 million, or $0.19 per basic and diluted limited partnership unit.

Even after excluding the effect of this settlement with one of our major customers, our earnings before interest, taxes, depreciation and amortization increased 20% above the corresponding quarter last year.

Our distributable cash flow coverage for the quarter was 1.93 times, including the contract settlement or 1.51 times excluding the contract.

Fundamentals involved in our chemical and petroleum products transportation businesses are sound. In chemicals we are constrained by the amount of capacity we have to meet demand for deep sea transportation of chemicals by our customers.

In this market we believe that we enjoy significant competitive advantages due to our holding and operating some of the most sophisticated parcel tankers in the U.S. fleet as well as our strong long term contract positions.

Our current capacity constraints will be partially relieved by the addition of our new Articulated Tug Barge unit, the Tug Freeport and the Parcel Barge Chemical Transporter which begins serving our contract customers currently expected to occur in mid-June.

In petroleum products, our existing seven product carriers continue to enjoy high rates of utilization, approximately 99% in the first quarter.

We are expecting continued slow in demand for refined products, such as gasoline and jet fuel as the nation’s refineries operate at levels close to effective capacity.

Our vessels serve as a vital link in bringing those basic petroleum products from the refinery to the marketplace. We expect demands for Jones Act product carriers to remain strong as a number of our customers carry out and or evaluate significant expansion of the output capacity of their existing refineries to serve growing demand.

Finally, I’d like to express appreciation to our customers for their patience as we prepare to deliver our first Articulated Tug Barge unit, the Tug Freeport and Barge Chemical Transporter.

In order to meet our customer contract commitments following the failure of the original builder to perform its obligations under the construction contract, we undertook to complete the tug and barge in two separate facilities with the help of expert consultants and sub-contractors from major components such as engine and cargo systems.

We are now near delivery of this ATB unit, although at a higher cost and a greater time delay than we originally anticipated.

We continue to remain optimistic about the market potential of the additional ATB’s we have on order.

One of these ATB’s is already booked on a long term charter to a major oil company and we expect to have the balance of the ATB units chartered or covered by a long term contract of affreightment before their scheduled deliveries in 2008 and 2009.

As I believe that all of you know, our first ATB to be delivered next month is already fully covered by long term contracts of affreightment.

I’ll now turn the call over to our President and COO, Joe Gehegan, who will discuss further the standards of our construction of the first Articulated Tug Barge unit as well as the operational performance of our partnership during the first quarter. Joe.

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FINAL TRANSCRIPT
May. 08. 2007 / 4:30PM ET, USS - Q1 2007 U.S. Shipping Partners LP Earnings Conference Call

Joe Gehegan - U.S. Shipping Partners LP - President, COO

Thank you, Paul and good afternoon everyone. First let me provide further details about our construction of the first ATB.

As Paul mentioned earlier, our first ATB is nearing completion. Both the tug and the barge are over 95% completed at this time.

The final stages of electrical and mechanical outfitting are nearing completion and commissioning of a propulsion plant and auxiliary equipment has commenced on the Tug Freeport. Sea trials are scheduled for mid-May followed by the tug sailing to Baltimore to join the Barge Chemical Transporter.

The final structural work on the barge is also scheduled for completion mid-May. Completion of electrical and mechanical outfitting is scheduled for completion the end of May followed by final painting and the launch of the Chemical Transporter during the last week of May. Final testing and commissioning of all systems and regulatory certification will follow the launch.

The completed ATB is expected to enter our chemical service in mid-June and is already covered with contracts of affreightment with major customers.

The estimated final delivery cost of the ATB unit is currently expected to be approximately $86 million to $88 million.

The delays and cost overruns associated with the ATB unit are primarily attributable to the original builder’s failure to perform under the ship building contract.

Our second ATB due to be delivered in August 2008 is already contracted on a long term charter. We are currently pursuing several other opportunities with both existing and new customers for additional long term charters on our third, fourth and fifth ATB’s.

The status of these charter opportunities will be evaluated when we consider whether or not to proceed with the construction of the fifth ATB unit. The balance of the ATB program is currently on schedule with regards to both cost and time.

Moving on to the tanker construction program at our joint venture, we are pleased to announce that the ceremonial steel cutting for the first tanker is going to take place in late May. The program is currently on schedule as it relates to both cost and time.

We have been actively pursing several opportunities for long term charters on these vessels as well over the last few months.

Recently we have responded to multiple requests for proposals and are currently awaiting the replies; which we expect to receive at the end of the second quarter or early part of the third quarter.

As we announced yesterday, we’ve appointed Jan Ziobro, a 28 year veteran of the shipping industry with excellent credentials and qualifications, as Vice President, New Construction.

In this role, Jan will have complete oversight of the partnerships’ new construction program; which presently stands at nine Product Tankers and four ATB units.

With regard to the existing fleet, we say first quarter time chart of equivalent rates grow by approximately 3% or $1,200 per day on a year over year basis.

This increase was driven by strength in the petroleum vessels, our ITB’s and the Houston whose time charter equivalent rate increased by approximately 6%.

The chemical vessels saw a slight decrease in time charter equivalent rate, but this decrease is only due to the smaller load capacity of the Sea Venture which was placed in service in June 2006.

On an overall basis net voyage revenue for the chemical business increased by approximately 41%. The utilization of the fleet was 99% during the first quarter, compared to 98% during the first quarter of last year.

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FINAL TRANSCRIPT
May. 08. 2007 / 4:30PM ET, USS - Q1 2007 U.S. Shipping Partners LP Earnings Conference Call

This utilization rate will decrease in the last quarters of the year when we dry dock the Baltimore and the Philadelphia.

However, since we are only planning on the two required dry docks for the balance of 2007, compared to four dry docks performed in 2006, excluding the dry dock of the Sea Venture performed upon its acquisition, the utilization for the entire year should exceed the 93% achieved in 2006.

I would like to turn over the call to Al Bergeron, our CFO. Al?

Al Bergeron - U.S. Shipping Partners LP - VP, CFO

Thanks, Joe. I’d now like to take the opportunity to review our first quarter financial results in greater detail.

Operating income excluding the previously mentioned $3.5 million contract settlement paid to the partnership was $6.9 million for the first quarter 2007 compared to $5.6 million the same period in 2006.

The increase of $1.3 million translated into an EBITDA increase of over 20%, excluding the contract settlement.

Revenues for the quarter ended March 31, 2007 increased $5 million to $42.1 million from $37.1 million for the same quarter 2006.

The increase was due to the addition of the Sea Venture, which was placed in service in June 2006 and contributed approximately $3.5 million in revenues during the quarter; as well as an increase in time charter equivalent rates on the fleet.

This increase in time charter equivalent rates was driven by the strength in the petroleum vessels, and in particular stronger spot market reads in the latter half of the quarter. This strength has continued into the second quarter, however, this market can and does fluctuate.

Voyage expenses were nearly unchanged year over year as the addition of the Sea Venture added $800,000 of such expenses during the current quarter.

This increase was primarily offset by the Houston no longer trading in the spot market and beginning a long term time charter in mid-2006.

Under a time charter, the time charter is responsible for such voyage expenses.

In addition, the increase in both vessel operating expenses of $1.3 million and depreciation and amortization expense of $1.4 million are both primarily related to the addition of the Sea Venture.

General and administrative expenses increased by $900,000 in the current quarter compared to last year.

The increase is due to planned year over year increases in both shore site personnel and the use of professional firms required as we embark on a $1.3 billion, 14 vessel new build program compared to our current operation of 10 vessels.

With regards to the financing cost, net interest expensed increased from $1.4 million for the first quarter 2006 to $4.2 million for the first quarter 2007. The $2.8 million increase is due to an increase in borrowing and higher interest rates.

Both these were partially offset by an increase in interest income of $2.6 million earned on our restricted cash accounts. Interest income will decrease as funds in our two escrow accounts are used to fund the construction of the three new ATB’s and our equity contribution to the joint venture.

At this point I would like to address the financing implications of the delays and the cost overruns associated with our first ATB unit as well as the status of our financing for the fifth ATB unit.

Let me start out by emphasizing that we are currently in compliance with all of our financial covenants as of today. As a result of the delay in the delivery of and the increase costs of construction of the first ATB, we are currently projecting that we will not be able to meet certain of our current financial covenant requirements under the senior credit facility in the second half of the year.

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FINAL TRANSCRIPT
May. 08. 2007 / 4:30PM ET, USS - Q1 2007 U.S. Shipping Partners LP Earnings Conference Call

We have the begun discussing this matter with our administrative agent for the lenders and we believe that we will be able to modify the financial covenants so that we will remain in compliance, although there can be no assurance of this.

As we said in yesterday’s press release, we are currently pursing a sale - lease back on our first ATB, which if completed will allow us to finance the construction of our fifth ATB of the series.

The decision whether to proceed with the construction of the fifth ATB unit needs to be made by June 18, 2007; which is the date our option to cancel the barge portion of the unit expires.

The consummation of such a transaction would require approval by our lenders under the senior credit facility, as well as a modification to the financial covenants under such facility.

It is our intention to resolve both of these financial matters during the second quarter by the way of an amendment to our senior credit facility.

Our distributable cash flow for the quarter was $16.2 million or approximately 1.93 times the amount needed to cover the cash distribution of $8.4 million.

As Paul said earlier, if we were to exclude the contract settlement, the coverage ratio would be reduced to 1.51 times. I would also like to note that the off-hire days related to the required dry docking as discussed earlier by Joe will negatively impact the coverage ratio in the future quarters.

For these two reasons, the quarterly distributable cash flow coverage ratio as well as other financial measures should not be extrapolated from the first quarter to the full year of 2007.

As a reminder, the Board of Directors of our general partner has declared the distribution of $0.45 per unit for the first quarter or $1.80 unit annualized. And it will be payable on May 15, 2007 to the unit holders of record on May 11, 2007.

Thank you. At this time I’d like to turn the call back to the moderator.

Q U E S T I O N   A N D   A N S W E R

Operator

Thank you for that presentation. (OPERATOR INSTRUCTIONS). Your first question will come from the line of [John Parker] representing Jefferies. Please proceed.

John Parker - Jefferies and Company - Analyst

All right, can you tell me, you mentioned the contracts you might hear about the end of the second quarter or beginning of the third quarter, are either of those the Sea Lift Command contracts or the Shuttle Tanker contracts that you - that might be out there in proposals?

Joe Gehegan - U.S. Shipping Partners LP - President, COO

That’s correct, John. This is Joe Gehegan, that’s correct.

John Parker - Jefferies and Company - Analyst

Okay, good. It sounds like your capacity constrained in chemicals even though you’re - one of your customers wanted to reduce the amount of freight. But, do you feel confident with the Sea Venture, with the new ATB coming on, the Sea Venture will be fully utilized?

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FINAL TRANSCRIPT
May. 08. 2007 / 4:30PM ET, USS - Q1 2007 U.S. Shipping Partners LP Earnings Conference Call

Joe Gehegan - U.S. Shipping Partners LP - President, COO

Yes, sir, we do. Absolutely. We have to. We are definitely constrained right now, John.

John Parker - Jefferies and Company - Analyst

Okay, good. And the - I guess the financing for the fifth ATB, is that more of a come market decision whether you think there’s enough business for it or is it a financing decision - you’re ability to obtain financing?

Joe Gehegan - U.S. Shipping Partners LP - President, COO

I think that that’s both, John. It’s both based on the market and also on the financing.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Yes, I would just say in further response to that we feel pretty confident about the availability of financing. We have received a commitment letter for a sale-lease back facility from a recognized participant in that industry that’s on satisfactory terms for us.

I think that on the market side, we’re doing the usual do-diligence we do or we would do with our Board of Directors before making any such decision. But, our basic view of the market for the ATB’s has been and remains very positive.

These units can trade in bulk petroleum products and chemical markets. And we feel that the combination of size, operating flexibility these units have, the ability to clean and speed plus their heavy dual engines make them an attractive, economic passenger for, sorry, package for a wide variety of customers.

John Parker - Jefferies and Company - Analyst

Okay. And as far as the double-hulling on some of your ITB’s, are you still considering that for ‘07 or you think that might be a further, a future event beyond ‘07.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Yes. That is something I think, as you know, we’ve announced that we received Coast Guard approval to retrofit a single, rather a double side.

The vessel is already a double bottomed. We received permission to retrofit a double side abroad and consistent with the Coast Guard’s typical holdings that you can add less than 10% of steel weight of the vessel without changing its Jones Act status. So we do have Coast Guard permission.

We are having plans, some engineering plans drawn up at this point to make more precise the cost of this and it’s definitely an option that we would look at, both now and closer to the open ninety deadline for these units.

John Parker - Jefferies and Company - Analyst

Alright. Well thanks a lot. That was a great quarter operationally and good luck for the next quarter.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Thank you, John, very much.

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FINAL TRANSCRIPT
May. 08. 2007 / 4:30PM ET, USS - Q1 2007 U.S. Shipping Partners LP Earnings Conference Call

Operator

(OPERATOR INSTRUCTIONS). Your next question will come from the line of [Todd Morgan], representing CBIC. Please proceed.

Todd Morgan - CIBC WorldMarkets - Analyst

Thank you and good afternoon. Good job on the quarter as well.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Thank you.

Joe Gehegan - U.S. Shipping Partners LP - President, COO

Thank you.

Todd Morgan - CIBC WorldMarkets - Analyst

I had two simple questions and maybe one longer one. The - with the sale - lease back that you’re contemplating now, I think that that would cover all of the original ATB’s that you considered constructing.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Yes, it would.

Todd Morgan - CIBC WorldMarkets - Analyst

Okay. And I guess there’s really nothing to think of or talk about as far as any of the tankers, they’re that far off?

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Yes, that’s correct. That’s right.

Todd Morgan - CIBC WorldMarkets - Analyst

Secondly, is the covenant, I’m trying to understand. I know you’ve been pretty upfront about talking about the need to potentially mend some of the bank covenants.

But I’m trying to understand what the - how that really flows through here. I think that you have an interest expense coverage test and a financial leverage test.

And is it simply, can you explain how that those covenants simply by spending a little bit more on the ship and perhaps not being here as quickly how that would necessarily trip one of those? If I’m understanding that correctly.

Al Bergeron - U.S. Shipping Partners LP - VP, CFO

Yes. The covenant that we’re referring to is the CapEx limitation for 2007.

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FINAL TRANSCRIPT
May. 08. 2007 / 4:30PM ET, USS - Q1 2007 U.S. Shipping Partners LP Earnings Conference Call

Todd Morgan - CIBC WorldMarkets - Analyst

All right --

Al Bergeron - U.S. Shipping Partners LP - VP, CFO

And that’s directly related to ATB number one.

Todd Morgan - CIBC WorldMarkets - Analyst

Right. That makes sense.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

And so we’re looking for modification of that. You know we’ve had preliminary talks with CIBC and we’ve had a long relationship with them. We don’t anticipate a problem getting that change made.

Todd Morgan - CIBC WorldMarkets - Analyst

That’s good to know. And then the last thing is, you’d mentioned that the chemical trade is pretty strong and I guess you’re capacity constrained there.

Could you just talk a little bit more broadly about some of the factors that are driving that and do you really foresee that situation changing in the near future?

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Yes I’d be happy to and let me just, I’ll try to be as brief as I can, but basically there are very few Jones Act vessels that are qualified to carry chemicals; especially, especially chemicals in deep sea trade.

You have to have special - specialized, first of all you have to have smaller compartments in the ship because generally speaking these valuable products move in smaller quantities.

Secondly you have to have typically stainless steel piping or at least a lot of stainless steel piping, some stainless steel tanks and various specialized coatings in the tanks.

They have to be very carefully maintained and there’s a need for other sorts of things like cleaning systems and elaborate cargo heating monitoring, et cetera.

So this is a trade that is frankly by its very nature, just because there are so few ships that are able to, that are qualified to carry parcel chemicals in the Jones Act, is a very restricted trade.

We’ve said before, publicly, that we have a majority of the parcel tankers in the Jones Act trade that are capable of serving customers that want to move specialty chemicals and easy chemicals such as paraxylene.

And the other dynamic that’s at work here is the fact that rail rates have been increasing very strongly in the past couple of years. Maybe that’s why Warren Buffett bought into the Burlington Northern.

Anyway, the rails are providing a very, very strong pricing umbrella for us. And we’re seeing our major customers such as, well I don’t want to mention any names, but major chemical customers that are customers of ours increasingly looking to increase the amount of tonnage they’re moving by water.

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FINAL TRANSCRIPT
May. 08. 2007 / 4:30PM ET, USS - Q1 2007 U.S. Shipping Partners LP Earnings Conference Call

We believe that the cost of transporting point to point from two water terminals placed on the water can be as little as half the cost of transporting the same tonnage by rail. So we believe we have a significant price advantage.

I’ll just throw in one other statistic -- of all the chemicals moved in the United States, 85% moved by rail and only 15% moved by water.

So we believe there’s room for us to pick up market share in this very attractive market if we had the right kind of tonnage.

Todd Morgan - CIBC WorldMarkets - Analyst

And it sounds like the ATB’s could therapeutically fit in to that as well.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Absolutely. The first ATB that’s being built is an IMO one chemical carrier. That’s a designation by the International Maritime Organization of its degree of specialization. IMO one is the most specialized of the three categories. There’s IMO one, two and three.

As an IMO one carrier we can carry virtually any specialty chemical that can be carried by water. It’s a very specialized piece of equipment and we believe the earnings from this ATB once it’s enters service will prove to be very attractive for the partnership.

Todd Morgan - CIBC WorldMarkets - Analyst

Good, we’ll stop there, but good quarter. Thanks.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Thank you.

Operator

(OPERATOR INSTRUCTIONS).

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

If there is no more questions we would like to thank you for your participation in the conference call. Oh, is there one?

Operator

Yes there is.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Okay, go ahead

Operator

Your next question will come from the line of [Wyatt McCormick] representing Raymond James. Please proceed.

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FINAL TRANSCRIPT
May. 08. 2007 / 4:30PM ET, USS - Q1 2007 U.S. Shipping Partners LP Earnings Conference Call

Wyatt McCormick - Raymond James - Analyst

Yes, hi, sorry.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Hi, Wyatt.

Wyatt McCormick - Raymond James - Analyst

Hi.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

How are you doing?

Wyatt McCormick - Raymond James - Analyst

I representing Ted Gardner as well. And I was wondering if you could provide some color on the $3.5 million contract settlement.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

We can’t provide, this is obviously a confidential matter but basically it related to the sale of a particular facility by one of our customers to another company and that basically; these kind of things do happen occasionally, and they, because of the sale of this unit were unable to complete the balance of the contract because they didn’t own the unit anymore.

So that was really what it was. It was just sort of a settlement for the balance of a contract where the underlying manufacturing facility had been sold.

We don’t see that happen very often. It happens once and awhile and we feel in this case it was a fair settlement.

Wyatt McCormick - Raymond James - Analyst

Great, thank you.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

You’re very welcome.

Operator

Gentlemen, there are no further questions at this time. I would now like to turn the presentation back to Mr. Gridley for closing remarks.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Well, thank you very much for attending the call and we look forward to seeing you on our second quarter earnings conference call in the summer. Thank you.

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FINAL TRANSCRIPT
May. 08. 2007 / 4:30PM ET, USS - Q1 2007 U.S. Shipping Partners LP Earnings Conference Call

Operator

Thank you for your participation in today’s conference. This concludes your presentation. You may now disconnect. Have a good day.

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